Exhibit 99(a)(1)(C)

NOTICE OF WITHDRAWAL

NOTICE OF WITHDRAWAL OF TENDER REGARDING SHARES HELD IN

SIERRA INCOME CORPORATION

TENDERED PURSUANT TO THE OFFER TO PURCHASE

DATED AUGUST 24, 2016

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT,

AND THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY

SIERRA INCOME CORPORATION BEFORE, EITHER BY

HAND-DELIVERY OR MAIL, 11:59 PM, EASTERN TIME,

ON SEPTEMBER 23, 2016, UNLESS THE OFFER IS EXTENDED.

COMPLETE THIS NOTICE OF WITHDRAWAL AND RETURN BY HAND DELIVERY OR MAIL TO:

Regular Mail	Overnight Mail
Investment Processing Department	Investment Processing Department
c/o DST Systems, Inc.	c/o DST Systems, Inc.
P.O. Box 219731	430 W. 7th Street
Kansas City, MO 64121-9731	Kansas City, MO 64105

YOU ARE RESPONSIBLE FOR CONFIRMING THAT THIS NOTICE OF WITHDRAWAL IS

RECEIVED BY SIERRA INCOME CORPORATION AT THE ADDRESS ABOVE.

NOTICE OF WITHDRAWAL PURSUANT TO THE OFFER TO PURCHASE DATED AUGUST 24, 2016

LADIES AND GENTLEMEN:

The undersigned hereby withdraws the tender of its Shares to Sierra Income Corporation (the “Company”) for purchase by the Company that previously was submitted by the undersigned in a Letter of Transmittal dated                     , 201    . This tender was in the amount of:             Shares.

The undersigned recognizes that upon the receipt on a timely basis of this Notice of Withdrawal of Tender, properly executed, the Shares previously tendered will not be purchased by the Company.

For Individual Investors and Joint Tenants

IMPORTANT: Signature of investor(s) or authorized person(s) should be exactly as appeared on subscription agreement

Signature of Investor(s) Authorized Person(s)

Name of Signatory (Please print):

Title of Authorized Person (Please print):

Signature of Investor(s) Authorized Person(s)

Name of Signatory (Please print):

Title of Authorized Person (Please print):

For Other Investors

Signature of Investor(s) Authorized Person(s)

Name of Signatory (Please print):

Title of Authorized Person (Please print):